SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 13, 2008

Source Direct Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State of Other Jurisdiction of Incorporation)

333-69414	98-0191489
(Commission File Number)	(IRS Employer Identification No.)

4323 Commerce Circle, Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-529-4114
(Registrant’s Telephone Number, Including Area Code)

2345 N. Woodruff, Idaho Falls, ID 83401
(Former Name or Former Address, if Changed Since Last Report)

Item 8.01 Other Events.

We have entered into a distribution agreement with Diatect International Corp. We have issued a distributorship for all of Source Direct's products within North America. We have presented to Diatect our biodegradable cleaning products which are all purpose, all surface, and non-toxic and comply with "green" certification requirements from independent entities which have established criteria for the "green" designation.

Diatect will market these products to households, commercial establishments, and industrial customers, and companies marketing private label products. Diatect believes that our products are commercially competitive.

Our agreement with Diatect has a ten year term and thereafter is renewable.

Diatect believes Source Direct's products complement their green pesticide products. Diatect anticipates using their marketing channels for our products. Market channels include internet, wholesale distributors, and retailers.

Diatect is engaged in the business of providing insecticides and pest control products that have efficacy and are ecological sensitive. Our products are EPA-registered and proprietary.

Forward Looking Statements.

This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may include statements that are not statements of historical facts regarding the intent, belief, or current expectations of the company, its directors, or its officers with respect to, among other things: (1) the company's financing plans, (2) the company's marketing plans, (3) trends that may affect the company's financial conditions and operating results, (3) the company's strategies for growth and operations, and (4) dividend policy. Forward looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions. Any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Caution is given that such statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and actual results may differ materially from those projected in the forward looking statements as a result of various factors including the risk disclosures in the company's Forms 10-K and 10-Q filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Source Direct Holdings, Inc.

Date: November 13, 2008

By:  /s/ Deren Smith

Deren Smith, President

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